Exhibit 10.1

February 22, 2007

Mr. Abbas Mohaddes
3432 Seaglen Drive
Rancho Palos Verdes, CA 90275

Dear Mr. Mohaddes:

I am pleased to offer you a promotion to the position of Chief Executive Officer (CEO) of Iteris, Inc.  You will assume the duties of this position upon your acceptance of this letter, but in no case later than February 28, 2007.

Your full-time starting annual base salary will be $350,000 ($29,167 per month), paid on a bi-weekly basis and subject to normal withholding.

In additional to your annual salary, beginning in FY08, you will be eligible to receive an annual bonus which will pay $150,000 upon the achievement of a set of annual performance targets to be agreed upon between you and the Compensation Committee of the Board of Directors.  The structure of this Bonus Plan will be similar to the Iteris Executive Bonus Plan that is currently in place for senior executives of the company.

Your total on-target annual earnings for the first year will, therefore, be $500,000.

We would also like to extend to you an opportunity for additional participation in the Company’s 1997 Stock Incentive Plan (the “Plan”).  Under the terms of this Plan, you will as soon as reasonably practicable after your start date receive an option to purchase 100,000 shares of the Company’s common stock subject to the normal vesting provision of the Plan.  The exercise price of your options will be the fair market value of the stock at the time these options are granted by the Board of Directors.

Additionally, we intend to issue you an option to purchase additional 200,000 shares of the Company’s common stock as soon as practical after the stockholder approval of a new option plan for the Company.  We will propose the new option plan to stockholders at the 2007 Annual Meeting of the Company.

As you know, as an Iteris associate, you are eligible to participate in an attractive benefits program that includes the following:

•                  Health insurance coverage including medical, dental and vision

•                  Group life and disability insurance

•                  Paid holidays and Christmas shutdown period

•                  Personal time off (PTO) of 25 days per year with the time accrued each pay period (earned at 7.7 hours each pay period).

•                  Educational reimbursement plan

•                  Computer purchase assistance

•                  401(k) Plan (at the beginning of the next calendar quarter):  Through payroll deduction, you can make pre-tax contributions up to the maximum allowed by the Internal Revenue Service.  The Company will match 50% of your investment, up to 6% of your salary, on any of 13 investment choices.  This plan vests at 33 1/3% each year for amounts contributed by the Company.

You agree that you will perform your duties faithfully and to the best of your abilities, and you agree to devote your full business time and effort to the performance of your duties hereunder.  This offer is, therefore, contingent upon the resolution of your ownership of Crain in a manner that is acceptable to the Iteris Board of Directors.

Please confirm your acceptance of this offer by signing and returning one copy of this letter.  This will indicate your acceptance of our offer and confirm your start date in this new position.  This offer letter, the Company’s Non-competition Agreement, and the Iteris 1997 Stock Incentive Plan set forth the terms of your employment with the Company and supersede any and all prior representation or agreements, whether written or oral.  This letter may only be modified by a written agreement signed by you and the Chairman of the Board of Directors or his designated representative.  Any waiver of this right must be in writing.  California Law will govern this agreement.

This letter does not constitute a guarantee or a contract of continued employment.  Your employment with Iteris, Inc. shall be at-will employment.  That means that either you or the Company may terminate the employment relationship immediately if with cause or upon fifteen (15) days notice if without cause.

For a period of three years from your acceptance of this promotion, should your employment at Iteris, Inc. be terminated for any reason except for a termination for cause (as defined in Attachment A), you shall receive salary continuation payments consisting of the monthly rate of your then current base salary for a period of twelve (12) months.  In addition, you shall be entitled at the end of that continuation period to receive a payment in lieu of bonus of 50% of your then current on-target bonus amount.

Your employment will also terminate if you die or if you are unable to perform your duties as a result of a physical or mental disability.  In the event of such a termination, you or your estate shall be paid all compensation, including bonuses and benefits earned through the date of the termination, and you will receive a one-year acceleration of the option vesting provided for in the Iteris 1997 Stock Incentive Plan.  Additionally, in these cases, you or your estate will qualify for the benefits provided by the Iteris Group Life Insurance plan or the Iteris Group Long Term Disability Insurance plan as appropriate.

Please be advised that this offer letter will expire on February 28, 2007.

Abbas, I am tremendously enthusiastic that you can bring critical skills, experience and leadership to these new responsibilities at Iteris.  I am pleased by the prospect of your leadership of the Iteris team, and I am confident that you will play a substantial role in the Company’s success over the coming years.

Sincerely,

/S/ KEVIN C. DALY

Kevin C. Daly
Chairman, Compensation Committee
Board of Directors
Iteris, Inc.

ACCEPTED:

/S/ ABBAS MOHADDES	2/28/07
Abbas Mohaddes	Date

ATTACHMENT A - TERMINATION FOR CAUSE

Iteris shall have the right to immediately terminate your employment by written notice to you upon a good faith finding by Iteris or its Board of Directors, in its reasonable judgment, of any of the following occurrences:

1.                                       your conviction of (a) a felony, or (b) another serious crime involving material harm to the standing or reputation of Iteris;

2.                                       your misconduct or negligence in the performance of your duties for Iteris which causes material harm to Iteris;

3.                                       your intentional conduct bringing Iteris into public disgrace or disrepute, including, but not limited to, dishonesty, fraud, material and deliberate injury or attempted injury, in each case related to Iteris or its business;

4.                                       your material breach of any of the terms or conditions of this Agreement or the Non-competition Agreement which, if curable, is not cured to Iteris’s reasonable satisfaction within fifteen (15) days (or such other time period as the parties may mutually agree in writing) of written notice thereof; or

5.                                       your failure to accomplish one of the following two courses of action within ninety (90) day of your acceptance of the position of CEO:

a.                                       enter into a binding contract to dispose of your interest in Crain, Inc. to an independent third party, or

b.                                      enter into a binding contract under which Iteris, Inc. will acquire the assets of Crain, Inc. for substantially the same price at which you acquired Crain, Inc in September 2006.